EXHIBIT 99.1

Stock Yards Bancorp Reports Solid First Quarter Earnings of $29.0 Million or $0.99 per Diluted Share

Results Highlighted by Steady Organic Loan Growth and Strong Capital Position

LOUISVILLE, Ky., April 26, 2023 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings for the first quarter ended March 31, 2023, of $29.0 million, or $0.99 per diluted share. This compares to net income of $7.9 million, or $0.29 per diluted share, for the first quarter of 2022, which included $19.5 million in merger expenses and $4.4 million in merger related credit loss expense associated with the completed acquisition of Commonwealth Bancshares. Organic loan growth and a stable deposit base contributed to strong first quarter 2023 operating results.

(dollar amounts in thousands, except per share data)	1Q23	4Q22	1Q22
Net income	$29,048	$29,817	$7,906
Net income per share, diluted	0.99	1.01	0.29

Net interest income	$63,072	$65,263	$48,760
Provision for credit losses(1)	2,625	3,375	2,279
Non-interest income	22,047	23,142	19,203
Non-interest expenses	45,314	45,946	56,297

Net interest margin	3.59%	3.64%	3.11%
Efficiency ratio(2)	53.13%	51.85%	82.61%
Tangible common equity to tangible assets(3)	7.74%	7.44%	6.94%
Annualized return on average assets(4)	1.55%	1.56%	0.47%
Annualized return on average equity(4)	15.15%	15.99%	4.55%

“Our first quarter operating results reflect steady organic loan growth and strong capital levels,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Total loans, excluding PPP loans, increased $456 million, or 10%, over the last 12 months, while growing $46 million in the first quarter. As we noted in our comments last quarter, loan growth has cooled off from the robust levels we achieved in 2022. While loan production and pipelines remain steady, elevated payoff activity related to business sales and lower line utilization combined to mute otherwise solid organic loan growth for the quarter. We are pleased that loan demand continues to hold up despite the higher rate environment and we continue to aggressively seek out core lending opportunities. On the linked quarter, total deposits declined $34 million, primarily due to anticipated seasonal public funds runoff. Excluding the public funds decline, total deposits increased $36 million on the linked quarter, with the growth experienced during the months of February and March. While we continue to experience changes in our overall deposit mix, we also continue to see consistent loyalty and confidence from our customer base.

“Non-interest income for the first quarter of 2023 aligned with the prior quarter, and significantly exceeded the same period of the prior year, with wealth management and trust fees and treasury management fees once again setting quarterly records,” continued Hillebrand. “We remain cautious in our outlook for the rest of the year, given the high rate environment and uncertain economic outlook. While recent developments in the banking markets have been unsettling in the short-term, we believe that with our strong deposit franchise, sound capital levels, robust liquidity position and excellent credit quality, we are well-positioned to prosper in the year ahead.”

At March 31, 2023, the Company had $7.67 billion in assets, $5.24 billion in loans and $6.36 billion in total deposits. The Company’s combined enterprise, which encompasses 73 branch offices across three contiguous states, will continue to benefit from a diversified geographic footprint and provide significant growth opportunities in both the banking and wealth management arenas.

Key factors contributing to the first quarter of 2023 results included:

  Total loans, excluding PPP loans, increased $456 million, or 10%, over the last 12 months, while growing $46 million, or 1%, on the linked quarter. The yield earned on loans, excluding PPP loans, increased to 5.34% for the first quarter of 2023 – the highest level earned since mid-2011.
  Deposit balances declined $34 million, or 1%, on the linked quarter, as non-interest bearing demand deposit balances contracted $105 million.
    Interest bearing deposits increased $71 million, as contraction in interest bearing demand deposit, savings and money market portfolios was more than offset by a $141 million increase in time deposits tied to successful promotional certificate of deposit product offerings.
    As expected, public funds accounts contracted $70 million on the linked quarter.
    The change in mix within the deposit portfolio increased the overall cost of funds.
  Net interest income increased $14.3 million, or 29%, for the first quarter of 2023 compared to the first quarter a year ago.
  Net interest margin (NIM) declined five basis points on the linked quarter to 3.59% as the rising cost of funds outpaced earning asset yields. Compared to the first quarter of 2022, NIM increased 48 basis points.
  Despite solid ongoing credit quality statistics, the Bank recorded a provision for credit losses(1) of $2.6 million for the first quarter of 2023. While approximately $1.4 million of the provision was tied to the specific reserve for one relationship, the remainder of the net increase was associated with CECL model updates and qualitative factor adjustments.
  Non-interest income increased by $2.8 million, or 15%, over the first quarter of 2022, as customer expansion and the prior year acquisition have enhanced fee income.
  Net new business growth and equity market improvement drove record wealth management and trust income, as well as growth in assets under management.
  Total non-interest expenses remained controlled and consistent with management expectations.
  The Company has over $3.0 billion in available liquidity at March 31, 2023, including $1.2 billion in collateral-based borrowing availability with the FHLB and borrowing programs with the Federal Reserve. The deposit portfolio coverage was 49%.
  The uninsured deposit ratio was 38% at March 31, 2023, and 29% when excluding collateralized public fund deposits.
  Tangible common equity per share(3) was $19.66 at March 31, 2023, compared to $18.50 at December 31, 2022, and $17.92 at March 31, 2022. During 2022, tangible common equity and tangible book value were significantly impacted by the marked increase in interest rates and the related negative impact on accumulated other comprehensive income/loss, primarily as a result of unrealized losses in the available for sale debt securities portfolio. These securities, which management has the ability and intent to hold to maturity, are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, have a long history of no credit losses and a current duration of 4.7 years.

Hillebrand concluded, “In March, we were recognized by S&P Global Market Intelligence as one of the Best Performing Community Banks in 2022 with total assets between $3 and $10 billion. The rankings placed a premium on strength and balance sheet risk profile, while also considering overall returns, growth and efficiency. We are honored to be commended for our achievements and credit our team of dedicated employees for this recognition.”

Results of Operations – First Quarter 2023 Compared with First Quarter 2022

Net interest income, the Company’s largest source of revenue, increased 29%, or $14.3 million, to $63.1 million. Organic growth and the March 2022 bank acquisition have boosted net interest income over the past 12 months.

  Total interest income increased by $29.5 million, or 59%, to $79.5 million.
    Interest income on loans increased $24.0 million, or 54%, over the prior year quarter. Consistent with the $949 million increase in average non-PPP loans and interest rate increases, the average quarterly yield earned on non-PPP loans increased 135 basis points over the past 12 months to 5.34%. PPP interest and fee income totaled $139,000 and $2.8 million for the first quarters of 2023 and 2022, respectively. As of March 31, 2023, approximately $210,000 in PPP deferred fees remained to be recognized.
    Interest income on debt securities increased $4.0 million compared to the first quarter of 2022, driven by average balance growth of $433 million and significantly improved yields on prior year purchases stemming from rising rates.
    Despite a $530 million decline in average balances, interest income on overnight funds increased $1.3 million over the prior year quarter. The FRB has increased the rate paid on reserve balances meaningfully during the last several quarters, which has significantly benefitted income. Towards the end of the first quarter of 2023, the Bank elected to maintain higher liquidity, consistent with general banking liquidity fears triggered by the high profile and much publicized bank failures that occurred in March.
  Total interest expense increased $15.2 million to $16.4 million, as the cost of interest bearing liabilities increased 126 basis points to 1.38%.
    Interest expense on FHLB advances totaled $1.7 million for the first quarter of 2023. On February 6, 2023, the Bank borrowed $100 million from the FHLB with a five-year term and a net cost of 3.55%, after including the benefit of the related interest rate swap. The remainder of the FHLB advances held at quarter end had overnight maturities and paid down significantly in early April.
  NIM expanded 48 basis points to 3.59% for the first quarter of 2023, from 3.11% for the first quarter a year ago. Despite the margin expansion, higher loan yields and volume were significantly offset by higher deposit rates and changes within the deposit portfolio mix.

The Company recorded $2.6 million in provision for credit losses(1) during the first quarter of 2023, which included a $2.3 million provision for credit losses on loans and a $375,000 credit loss expense for off-balance sheet exposures. Modest loan growth and CECL model updates implemented during the quarter added additional provision expense. In addition, the Bank recorded $1.4 million in specific reserves for one large relationship during the first quarter of 2023 and this was the primary driver of the increase in non-performing loans for the quarter. For the first quarter of 2022, consistent with continued improvement in the FRB’s unemployment forecast, net recoveries and solid credit quality statistics, a $1.7 million net reduction in credit loss expense on loans was recorded. This reduction was offset by $4.4 million in purchase accounting credit loss expense recorded with the acquired non-PPP loan portfolio.

Non-interest income increased $2.8 million, or 15%, to $22.0 million.

  Wealth management and trust income ended the first quarter of 2023 at a record $9.5 million, increasing $1.3 million, or 16%, over the first quarter of 2022.
  Card income increased $363,000, or 9%, over the first quarter of 2022, as card activity continues to benefit from generally strong spending trends and customer expansion.
  Treasury management fees increased $414,000, or 22%, driven by increased transaction volume, strong foreign exchange income, new product sales and both organic and acquisition-related customer base expansion. Continued calling efforts and the Company’s ability to generate new fee income has been the catalyst for this growth trend.
  Mortgage banking income, which primarily consists of gain on sale of loans, net servicing income and mortgage servicing rights amortization, totaled $1.0 million for the first quarter of 2023, which was unchanged compared to the first quarter a year ago. The first quarter of 2023 has benefited from lower long-term rates, increased volume and to a greater extent, increased market value of the loans held in the pipeline.

Non-interest expenses decreased $11.0 million, or 20%, compared to the first quarter of 2022, to $45.3 million.

  Compensation expense increased $3.9 million, or 22%, primarily due to the increase in full time equivalent employees and annual merit-based salary increases. Full time equivalent employees increased to 1,044 at March 31, 2023 from 997 at March 31, 2022.
  Employee benefits expense increased $514,000, or 11%, compared to the first quarter of 2022. The above full time equivalent employee expansion has led to higher health insurance expense, 401(k) matching expense and payroll tax expenses.
  Net occupancy and equipment expenses increased $874,000, or 29%, compared to the first quarter a year ago in connection with acquisition related banking center expansion, as well as the addition of a centralized operations facility.
  Technology and communication expenses, which includes computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $832,000, or 24%, consistent with an increase in customer accounts and core system upgrades.
  FDIC insurance expense increased $490,000, or 76%, compared to the first quarter a year ago due to the increase in assessment base rate imposed by the FDIC.
  Merger expenses totaling $19.5 million were recorded during the first quarter of 2022 associated with the prior year acquisition.
  Intangible amortization expense increased $467,000 consistent with the increase in customer intangible assets related to the first quarter 2022 acquisition.
  Other non-interest expenses increased $364,000, or 15%, primarily due to increased credit card rewards expense, fraud losses and insurance expense.

Financial Condition – March 31, 2023 Compared with March 31, 2022

Total assets declined $110 million, or 1%, year over year to $7.67 billion.

Total loans increased $395 million, or 8%, to $5.24 billion, led by the Commercial & Industrial, Residential real estate, Construction & land development and Commercial real estate loan categories. Excluding the PPP loan portfolio, total loans increased $456 million, or 10% over the past 12 months.

Total investment securities, which spiked during the first quarter of 2022 due to the acquisition, decreased $97.9 million, or 6%, year over year. Higher yielding investment purchases made in 2022 have boosted the overall portfolio yield to 2.07% during the first quarter of 2023, from 1.51% in the first quarter of 2022. In 2023, cash flows from the investment portfolio have been utilized to fund loan growth in lieu of redeployment.

Total deposits contracted $388 million, or 6%, over the past 12 months, led by a $244 million decline in non-interest bearing demand deposits partially offset by time deposit expansion. Approximately $138 million of the decline was associated with public funds accounts.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the first quarter of 2023, the Company recorded net loan charge-offs of $108,000, compared to net recoveries of $540,000 in the first quarter of 2022. Non-performing loans(5) totaled $18.3 million, or 0.35% of total loans outstanding compared to $12.8 million, or 0.26% of total loans outstanding at March 31, 2022. The ratio of allowance for credit losses to loans (5) ended at 1.44% at March 31, 2023 compared to 1.38% at March 31, 2022.

At March 31, 2023, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios remaining strong. Total equity to assets(1) was 10.36% and the tangible common equity ratio(1) was 7.74%(1) at March 31, 2023, compared to 9.75% and 6.94% at March 31, 2022, respectively. The increase in interest rates over the last 12 months have led to outsized unrealized losses within the available for sale debt securities portfolio, with the decline in accumulated other comprehensive income/loss driving down the tangible common equity ratio compared to the prior year.

In February 2023, the board of directors declared a quarterly cash dividend of $0.29 per common share. The dividend was paid April 3, 2023, to shareholders of record as of March 20, 2023.

No shares have been purchased since 2020, and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2023.

Results of Operations – First Quarter 2023 Compared with Fourth Quarter 2022

Net interest income declined $2.2 million, or 3%, over the prior quarter to $63.1 million. NIM declined five basis points on the linked quarter to 3.59%, as the cost of funds growth outpaced earning asset yield growth.

The Company recorded $2.6 million in provision for credit losses(1) during the first quarter of 2023, which included a $2.3 million provision for credit losses on loans and a $375,000 credit loss expense for off-balance sheet exposures. Modest loan growth during the quarter, a slight improvement in the unemployment projection and a $1.0 million net increase in specific reserves drove provision expense within the CECL allowance model. During the fourth quarter of 2022, the Company recorded $3.4 million in provision for credit loss expense, which included a $3.6 million provision for credit losses on loans and a $225,000 benefit to credit loss expense for off-balance sheet exposures. The Bank recorded a $1.6 million specific reserve for one commercial real estate loan during the fourth quarter of 2022.

Non-interest income decreased $1.1 million, or 5%, to $22.0 million on the linked quarter, as the Company disposed of certain overlapping acquired properties, resulting in a non-recurring pre-tax gain of $1.3 million during the fourth quarter of 2022.

Non-interest expenses decreased $632,000, or 1%, to $45.3 million, as the fourth quarter of 2022 included an $870,000 loss recorded on the disposition of the Company’s interest in an investment advisor subsidiary.

Financial Condition – March 31, 2023 Compared with December 31, 2022

Total assets increased $171 million, or 2%, on the linked quarter to $7.67 billion.

Total loans (excluding PPP) increased $46 million, or 1%, on the linked quarter, led by increases in the Commercial Real Estate and Residential Real Estate portfolios. Total line of credit usage was 41.1% as of March 31, 2023, compared to 42.3% as of December 31, 2022. Commercial and industrial line usage was 30.5% as of March 31, 2023, compared to 33.1% as of December 31, 2022.

Total deposits decreased $34 million, or 1%, on the linked quarter, with non-interest bearing demand deposit balances contracting $105 million. Total interest bearing deposits increased $71 million, on the linked quarter, led by a $141 million increase in time deposits offset by contraction in interest bearing demand deposit, savings and money market accounts. Excluding the public funds decline, total deposits increased $36 million on the linked quarter, with growth experienced during the months of February and March.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.67 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2022, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2023 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
Income Statement Data	2023	2022

Net interest income, fully tax equivalent (6)	$63,245	$48,944
Interest income:
Loans	$68,787	$44,743
Federal funds sold and interest bearing due from banks	1,581	282
Mortgage loans held for sale	41	24
Securities	9,058	4,935
Total interest income	79,467	49,984
Interest expense:
Deposits	13,499	1,171
Securities sold under agreements to repurchase and other short-term borrowings	633	20
Federal Home Loan Bank advances	1,734	-
Subordinated debentures	529	33
Total interest expense	16,395	1,224
Net interest income	63,072	48,760
Provision for credit losses (1)	2,625	2,279
Net interest income after provision for credit losses	60,447	46,481
Non-interest income:
Wealth management and trust services	9,527	8,243
Deposit service charges	2,149	1,863
Debit and credit card income	4,482	4,119
Treasury management fees	2,318	1,904
Mortgage banking income	1,038	1,003
Net investment product sales commissions and fees	754	607
Bank owned life insurance	549	266
Gain (Loss) on sale of premises and equipment	(2)	-
Other	1,232	1,198
Total non-interest income	22,047	19,203
Non-interest expenses:
Compensation	21,896	17,969
Employee benefits	5,053	4,539
Net occupancy and equipment	3,899	3,025
Technology and communication	4,251	3,419
Debit and credit card processing	1,419	1,337
Marketing and business development	1,095	772
Postage, printing and supplies	874	733
Legal and professional	797	650
FDIC Insurance	1,135	645
Amortization of investments in tax credit partnerships	323	88
Capital and deposit based taxes	639	518
Merger expenses	-	19,500
Intangible amortization	1,180	713
Other	2,753	2,389
Total non-interest expenses	45,314	56,297
Income before income tax expense	37,180	9,387
Income tax expense	8,132	1,445
Net income	29,048	7,942
Less: net income attributed to non-controlling interest	-	36
Net income available to stockholders	$29,048	$7,906

Net income per share - Basic	$1.00	$0.29
Net income per share - Diluted	0.99	0.29
Cash dividend declared per share	0.29	0.28

Weighted average shares - Basic	29,178	27,230
Weighted average shares - Diluted	29,365	27,485

	March 31,
Balance Sheet Data	2023	2022

Investment securities	$1,600,603	$1,698,546
Loans	5,243,104	4,847,683
Allowance for credit losses on loans	75,673	67,067
Total assets	7,667,648	7,777,152
Non-interest bearing deposits	1,845,302	2,089,072
Interest bearing deposits	4,511,893	4,656,419
Federal Home Loan Bank advances	275,000	-
Stockholders' equity	794,368	758,143
Total shares outstanding	29,324	29,220
Book value per share (3)	$27.09	$25.95
Tangible common equity per share (3)	19.66	17.92
Market value per share	55.14	52.90

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2023 Earnings Release

	Three Months Ended
	March 31,
Average Balance Sheet Data	2023	2022

Federal funds sold and interest bearing due from banks	$140,831	$671,263
Mortgage loans held for sale	6,460	8,629
Investment securities	1,754,620	1,321,551
Federal Home Loan Bank stock	15,496	10,509
Loans	5,236,879	4,377,930
Total interest earning assets	7,154,286	6,389,882
Total assets	7,579,439	6,872,273
Interest bearing deposits	4,480,151	4,148,716
Total deposits	6,358,458	5,966,178
Securities sold under agreement to repurchase and other short term borrowings	138,292	101,075
Federal Home Loan Bank advances	163,056	-
Subordinated debentures	26,408	8,052
Total interest bearing liabilities	4,807,907	4,257,843
Total stockholders' equity	777,555	703,929

Performance Ratios
Annualized return on average assets (4)	1.55%	0.47%
Annualized return on average equity (4)	15.15%	4.55%
Net interest margin, fully tax equivalent	3.59%	3.11%
Non-interest income to total revenue, fully tax equivalent	25.85%	28.18%
Efficiency ratio, fully tax equivalent (2)	53.13%	82.61%

Capital Ratios
Total stockholders' equity to total assets (3)	10.36%	9.75%
Tangible common equity to tangible assets (3)	7.74%	6.94%
Average stockholders' equity to average assets	10.26%	10.24%
Total risk-based capital	12.91%	12.14%
Common equity tier 1 risk-based capital	11.30%	10.66%
Tier 1 risk-based capital	11.73%	11.12%
Leverage	9.56%	9.34%

Loan Segmentation
Commercial real estate - non-owner occupied	$1,421,660	$1,397,633
Commercial real estate - owner occupied	850,766	803,181
Commercial and industrial	1,205,222	1,083,980
Commercial and industrial - PPP	9,557	71,361
Residential real estate - owner occupied	620,417	492,123
Residential real estate - non-owner occupied	323,519	297,127
Construction and land development	439,673	346,372
Home equity lines of credit	200,933	186,024
Consumer	136,412	135,198
Leases	13,207	13,952
Credit cards	21,738	20,732
Total loans and leases	$5,243,104	$4,847,683

Asset Quality Data
Non-accrual loans	$17,389	$12,494
Troubled debt restructurings	-	10
Loans past due 90 days or more and still accruing	894	300
Total non-performing loans	18,283	12,804
Other real estate owned	677	7,156
Total non-performing assets	$18,960	$19,960
Non-performing loans to total loans (5)	0.35%	0.26%
Non-performing assets to total assets	0.25%	0.26%
Allowance for credit losses on loans to total loans (5)	1.44%	1.38%
Allowance for credit losses on loans to average loans	1.45%	1.53%
Allowance for credit losses on loans to non-performing loans	414%	524%
Net (charge-offs) recoveries	$(108)	$540
Net (charge-offs) recoveries to average loans (7)	0.00%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2023 Earnings Release

	Quarterly Comparison
Income Statement Data	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22

Net interest income, fully tax equivalent (6)	$63,245	$65,469	$62,608	$57,244	$48,944
Net interest income	$63,072	$65,263	$62,376	$56,984	$48,760
Provision for credit losses (1)	2,625	3,375	4,803	(200)	2,279
Net interest income after provision for credit losses	60,447	61,888	57,573	57,184	46,481
Non-interest income:
Wealth management and trust services	9,527	9,221	9,152	9,495	8,243
Deposit service charges	2,149	2,183	2,179	2,061	1,863
Debit and credit card income	4,482	5,046	4,710	4,748	4,119
Treasury management fees	2,318	2,278	2,221	2,187	1,904
Mortgage banking income	1,038	209	703	1,295	1,003
Net investment product sales commissions and fees	754	833	892	731	607
Bank owned life insurance	549	545	516	270	266
Gain (Loss) on sale of premises and equipment	(2)	1,295	3,074	-	-
Other	1,232	1,532	1,417	1,153	1,198
Total non-interest income	22,047	23,142	24,864	21,940	19,203
Non-interest expenses:
Compensation	21,896	23,398	23,069	22,204	17,969
Employee benefits	5,053	3,421	4,179	4,429	4,539
Net occupancy and equipment	3,899	3,843	3,767	3,663	3,025
Technology and communication	4,251	3,747	3,747	3,984	3,419
Debit and credit card processing	1,419	1,470	1,437	1,665	1,337
Marketing and business development	1,095	1,544	1,244	1,445	772
Postage, printing and supplies	874	893	903	825	733
Legal and professional	797	492	774	1,027	650
FDIC Insurance	1,135	730	847	536	645
Amortization of investments in tax credit partnerships	323	88	88	89	88
Capital and deposit based taxes	639	799	722	582	518
Merger expenses	-	-	-	-	19,500
Intangible amortization	1,180	1,610	1,610	1,611	713
Loss on disposition of Landmark Financial Advisors	-	870	-	-	-
Other	2,753	3,041	2,486	2,615	2,389
Total non-interest expenses	45,314	45,946	44,873	44,675	56,297
Income before income tax expense	37,180	39,084	37,564	34,449	9,387
Income tax expense	8,132	9,174	9,024	7,547	1,445
Net income	29,048	29,910	28,540	26,902	7,942
Less: net income attributed to non-controlling interest	-	93	85	108	36
Net income available to stockholders	$29,048	$29,817	$28,455	$26,794	$7,906

Net income per share - Basic	$1.00	$1.02	$0.98	$0.92	$0.29
Net income per share - Diluted	0.99	1.01	0.97	0.91	0.29
Cash dividend declared per share	0.29	0.29	0.29	0.28	0.28

Weighted average shares - Basic	29,178	29,157	29,144	29,131	27,230
Weighted average shares - Diluted	29,365	29,428	29,404	29,346	27,485

	Quarterly Comparison
Balance Sheet Data	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22

Cash and due from banks	$87,922	$82,515	$93,948	$88,422	$109,799
Federal funds sold and interest bearing due from banks	229,076	84,852	235,973	485,447	641,892
Mortgage loans held for sale	6,397	2,606	5,230	10,045	9,323
Investment securities	1,600,603	1,617,834	1,627,298	1,625,488	1,698,546
Federal Home Loan Bank stock	23,226	10,928	10,928	13,811	13,811
Loans	5,243,104	5,205,918	5,072,877	4,877,324	4,847,683
Allowance for credit losses on loans	75,673	73,531	70,083	66,362	67,067
Goodwill	194,074	194,074	202,524	202,524	202,524
Total assets	7,667,648	7,496,261	7,554,210	7,583,105	7,777,152
Non-interest bearing deposits	1,845,302	1,950,198	2,200,041	2,121,304	2,089,072
Interest bearing deposits	4,511,893	4,441,054	4,300,732	4,427,826	4,656,419
Securities sold under agreements to repurchase	104,578	133,342	124,567	161,512	142,146
Federal funds purchased	14,745	8,789	8,970	8,771	8,920
Federal Home Loan Bank advances	275,000	50,000	-	-	-
Subordinated debentures	26,442	26,343	26,244	26,144	26,045
Stockholders' equity	794,368	760,432	727,754	747,131	758,143
Total shares outstanding	29,324	29,259	29,242	29,243	29,220
Book value per share (3)	27.09	$25.99	$24.89	$25.55	$25.95
Tangible common equity per share (3)	19.66	18.50	16.98	17.59	17.92
Market value per share	55.14	64.98	68.01	59.82	52.90

Capital Ratios
Total stockholders' equity to total assets (3)	10.36%	10.14%	9.63%	9.85%	9.75%
Tangible common equity to tangible assets (3)	7.74%	7.44%	6.78%	7.00%	6.94%
Average stockholders' equity to average assets	10.26%	9.79%	9.92%	9.79%	10.24%
Total risk-based capital	12.91%	12.54%	12.16%	12.27%	12.14%
Common equity tier 1 risk-based capital	11.30%	11.04%	10.69%	10.81%	10.66%
Tier 1 risk-based capital	11.73%	11.47%	11.13%	11.26%	11.12%
Leverage	9.56%	9.33%	8.85%	8.58%	9.34%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2023 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22

Federal funds sold and interest bearing due from banks	$140,831	$235,448	$442,880	$561,101	$671,263
Mortgage loans held for sale	6,460	6,735	8,694	11,303	8,629
Investment securities	1,754,620	1,786,383	1,769,597	1,741,844	1,321,551
Loans	5,236,879	5,094,356	4,948,898	4,846,013	4,377,930
Total interest earning assets	7,154,286	7,133,850	7,181,781	7,174,072	6,389,882
Total assets	7,579,439	7,559,260	7,661,720	7,651,332	6,872,273
Interest bearing deposits	4,480,151	4,428,582	4,444,983	4,515,563	4,148,716
Total deposits	6,358,458	6,526,440	6,614,263	6,639,458	5,966,178
Securities sold under agreement to repurchase and federal funds purchased	138,292	126,027	148,734	149,747	101,075
Federal Home Loan Bank advances	163,056	1,087	-	-	-
Subordinated debentures	26,408	26,309	26,210	26,111	8,052
Total interest bearing liabilities	4,807,907	4,582,005	4,619,927	4,691,421	4,257,843
Total stockholders' equity	777,555	740,007	760,322	749,445	703,929

Performance Ratios
Annualized return on average assets (4)	1.55%	1.56%	1.47%	1.40%	0.47%
Annualized return on average equity (4)	15.15%	15.99%	14.85%	14.34%	4.55%
Net interest margin, fully tax equivalent	3.59%	3.64%	3.46%	3.20%	3.11%
Non-interest income to total revenue, fully tax equivalent	25.85%	27.56%	28.43%	27.71%	28.18%
Efficiency ratio, fully tax equivalent (2)	53.13%	51.85%	51.30%	56.42%	82.61%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,421,660	$1,397,346	$1,415,180	$1,397,330	$1,397,633
Commercial real estate - owner occupied	850,766	834,629	819,727	787,559	803,181
Commercial and industrial	1,205,222	1,230,976	1,170,241	1,090,404	1,083,980
Commercial and industrial - PPP	9,557	18,593	19,469	36,767	71,361
Residential real estate - owner occupied	620,417	591,515	557,638	533,577	492,123
Residential real estate - non-owner occupied	323,519	313,248	302,936	293,852	297,127
Construction and land development	439,673	445,690	414,632	372,197	346,372
Home equity lines of credit	200,933	200,725	199,485	192,102	186,024
Consumer	136,412	139,461	138,843	137,278	135,198
Leases	13,207	13,322	13,959	14,611	13,952
Credit cards	21,738	20,413	20,767	21,647	20,732
Total loans and leases	$5,243,104	$5,205,918	$5,072,877	$4,877,324	$4,847,683

Asset Quality Data
Non-accrual loans	$17,389	$14,242	$10,580	$7,827	$12,494
Troubled debt restructurings	-	-	-	-	10
Loans past due 90 days or more and still accruing	894	892	32	1,176	300
Total non-performing loans	18,283	15,134	10,612	9,003	12,804
Other real estate owned	677	677	996	7,601	7,156
Total non-performing assets	$18,960	$15,811	$11,608	$16,604	$19,960
Non-performing loans to total loans (5)	0.35%	0.29%	0.21%	0.18%	0.26%
Non-performing assets to total assets	0.25%	0.21%	0.15%	0.22%	0.26%
Allowance for credit losses on loans to total loans (5)	1.44%	1.41%	1.38%	1.36%	1.38%
Allowance for credit losses on loans to average loans	1.45%	1.44%	1.42%	1.37%	1.53%
Allowance for credit losses on loans to non-performing loans	414%	486%	660%	737%	524%
Net (charge-offs) recoveries	$(108)	$(152)	$(382)	$(5)	$540
Net (charge-offs) recoveries to average loans (7)	0.00%	0.00%	-0.01%	0.00%	0.01%

Other Information
Total assets under management (in millions)	$6,764	$6,585	$6,293	$6,555	$7,305
Full-time equivalent employees	1,044	1,040	1,028	1,018	997

(1) - Detail of Provision for credit losses follows:

(in thousands)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Provision for credit losses - loans	$2,250	$3,600	$4,103	$(700)	$2,679
Provision for credit losses - off balance sheet exposures	375	(225)	700	500	(400)
Total provision for credit losses	$2,625	$3,375	$4,803	$(200)	$2,279

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating net gains (losses) on sales, calls, and impairment of investment securities, as well as net gains (losses) on sales of premises and equipment and disposition of any acquired assets, if applicable, and the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and merger-related expenses.
	Quarterly Comparison
(Dollars in thousands)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Total non-interest expenses (a)	$45,314	$45,946	$44,873	$44,675	$56,297
Less: Merger expenses	-	-	-	-	(19,500)
Less: Loss on disposition of Landmark Financial Advisors	-	(870)	-	-	-
Less: Amortization of investments in tax credit partnerships	(323)	(88)	(88)	(89)	(88)
Total non-interest expenses - Non-GAAP (c)	$44,991	$44,988	$44,785	$44,586	$36,709

Total net interest income, fully tax equivalent	$63,245	$65,469	$62,608	$57,244	$48,944
Total non-interest income	22,047	23,142	24,864	21,940	19,203
Total revenue - Non-GAAP (b)	85,292	88,611	87,472	79,184	68,147
Less: Gain/loss on sale of premises and equipment	2	(1,295)	(3,074)	-	-
Less: Gain/loss on sale of securities	-	-	-	-	-
Total adjusted revenue - Non-GAAP (d)	$85,294	$87,316	$84,398	$79,184	$68,147

Efficiency ratio - Non-GAAP (a/b)	53.13%	51.85%	51.30%	56.42%	82.61%
Adjusted efficiency ratio - Non-GAAP (c/d)	52.75%	51.52%	53.06%	56.31%	53.87%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Total stockholders' equity - GAAP (a)	$794,368	$760,432	$727,754	$747,131	$758,143
Less: Goodwill	(194,074)	(194,074)	(202,524)	(202,524)	(202,524)
Less: Core deposit and other intangibles	(23,810)	(24,990)	(28,747)	(30,357)	(31,968)
Tangible common equity - Non-GAAP (c)	$576,484	$541,368	$496,483	$514,250	$523,651

Total assets - GAAP (b)	$7,667,648	$7,496,261	$7,554,210	$7,583,105	$7,777,152
Less: Goodwill	(194,074)	(194,074)	(202,524)	(202,524)	(202,524)
Less: Core deposit and other intangibles	(23,810)	(24,990)	(28,747)	(30,357)	(31,968)
Tangible assets - Non-GAAP (d)	$7,449,764	$7,277,197	$7,322,939	$7,350,224	$7,542,660

Total stockholders' equity to total assets - GAAP (a/b)	10.36%	10.14%	9.63%	9.85%	9.75%
Tangible common equity to tangible assets - Non-GAAP (c/d)	7.74%	7.44%	6.78%	7.00%	6.94%

Total shares outstanding (e)	29,324	29,259	29,242	29,243	29,220

Book value per share - GAAP (a/e)	$27.09	$25.99	$24.89	$25.55	$25.95
Tangible common equity per share - Non-GAAP (c/e)	19.66	18.50	16.98	17.59	17.92

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact of non-recurring items related to the Commonwealth Bancshares and Kentucky Bancshares acquisitions, Bancorp considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing net gains (losses) on certain sales of premises and equipment and the disposition of any acquired assets, merger-related expenses and purchase accounting adjustments.
	Quarterly Comparison
(Dollars in thousands)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22

Net income attributable to stockholders - GAAP (a)	$29,048	$29,817	$28,455	$26,794	$7,906
Add: Merger expenses	-	-	-	-	19,500
Add: Provision for credit losses on acquired loans	-	-	-	-	4,429
Add: Loss on disposition of Landmark Financial Advisors	-	870	-	-	-
Less: Gain/loss on sale of premises and equipment	2	(1,295)	(3,074)	-	-
Less: Tax effect of adjustments to net income	-	100	738	-	(3,717)
Total net income - Non-GAAP (b)	$29,050	$29,492	$26,119	$26,794	$28,118

Total average assets (c)	$7,579,439	$7,559,260	$7,661,720	$7,651,332	$6,872,273

Total average stockholder equity (d)	777,555	740,007	760,322	749,445	703,929

Return on average assets - GAAP (a/c)	1.55%	1.56%	1.47%	1.40%	0.47%
Return on average assets - Non-GAAP (b/c)	1.55%	1.55%	1.35%	1.40%	1.66%

Return on average equity - GAAP (a/d)	15.15%	15.99%	14.85%	14.34%	4.55%
Return on average equity - Non-GAAP (b/d)	15.15%	15.81%	13.63%	14.34%	16.20%

(5) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.
	Quarterly Comparison
(Dollars in thousands)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22

Total Loans - GAAP (a)	$5,243,104	$5,205,918	$5,072,877	$4,877,324	$4,847,683
Less: PPP loans	(9,557)	(18,593)	(19,469)	(36,767)	(71,361)
Total non-PPP Loans - Non-GAAP (b)	$5,233,547	$5,187,325	$5,053,408	$4,840,557	$4,776,322

Allowance for credit losses on loans (c)	$75,673	$73,531	$70,083	$66,362	$67,067
Total non-performing loans (d)	18,283	15,134	10,612	9,003	12,804

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.44%	1.41%	1.38%	1.36%	1.38%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.45%	1.42%	1.39%	1.37%	1.40%

Non-performing loans to total loans - GAAP (d/a)	0.35%	0.29%	0.21%	0.18%	0.26%
Non-performing loans to total loans - Non-GAAP (d/b)	0.35%	0.29%	0.21%	0.19%	0.27%

(6) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(7) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.